Exhibit 10.43

Interest Rate Swap Transaction

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between:

JPMORGAN CHASE BANK, N.A.
(“JPMorgan”)

and

TRIMAS COMPANY LLC
(the “Counterparty”)

on the Trade Date and identified by the JPMorgan Deal Number specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the Master Agreement specified below, and supersedes any previous confirmation or other writing with respect to the transaction described below.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Definitions”), as published by the International Swaps and Derivatives Association, Inc. are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

If JPMORGAN CHASE BANK, N.A. (“JPMorgan”) and TRIMAS COMPANY LLC (the “Counterparty”) are not yet parties to an ISDA Master Agreement, the parties agree that this Transaction will be documented under a master agreement to be entered into on the basis of the printed form of the 2002 Master Agreement (the “Master Agreement”) published by the International Swap and Derivatives Association, Inc. (“ISDA”) together with such changes as shall be agreed between the parties. Upon execution and delivery by the parties of the Master Agreement, this Confirmation shall supplement, form a part of, and be subject to such Master Agreement. Until the parties execute and deliver the Master Agreement, this Confirmation, together with all other documents referring to the Master Agreement confirming the transactions entered into between the parties, shall supplement, form a part of, and be subject to the printed form of Master Agreement published by ISDA, as if the parties had executed that agreement in such form (but without any Schedule except for the election of the law of the State of New York as the governing law and US Dollars as the Termination Currency) on the Trade Date of this Transaction.

The terms of the particular Interest Rate Swap Transaction to which this Confirmation relates are as follows:

A. TRANSACTION DETAILS

JPMorgan Deal Number(s):	6900058550529 / 00135044410

Notional Amount:	USD 125,000,000.00

Trade Date:	27 February 2008

Effective Date:	28 April 2008

Termination Date:	28 October 2009 subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Amounts:

Fixed Rate Payer:	Counterparty

Fixed Rate Payer Payment Dates:

The 28 July, 28 October, 28 January and 28 April in each year, from and including 28 July 2008 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention and there will be an adjustment to the Calculation Period.

Fixed Rate:	2.73000 percent

Fixed Rate Day Count Fraction:	Actual/360

Business Days:	New York, London

Floating Amounts:

Floating Rate Payer:	JPMorgan

Floating Rate Payer Payment Dates:

The 28 July, 28 October, 28 January and 28 April in each year, from and including 28 July 2008 to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention and there will be an adjustment to the Calculation Period.

Floating Rate for initial Calculation Period:	To be determined

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	3 Month

Spread:	None

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period.

Compounding:	Inapplicable

Business Days:	New York, London

Calculation Agent:	JPMorgan, unless otherwise stated in the Agreement.

B. ACCOUNT DETAILS
Payments to JPMorgan in USD:	JPMORGAN CHASE BANK, N.A.
JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION
BIC: CHASUS33XXX
AC No: 099997979

Payments to Counterparty in USD:	As per your standard settlement instructions.

C. OFFICES

JPMorgan:	NEW YORK

Counterparty:	BLOOMFIELD HILLS

D. GOVERNING LAW

The laws of the State of New York provided, however, that upon execution of the Master Agreement, this Confirmation shall be governed by the law governing such Master Agreement.

E. DOCUMENTS TO BE DELIVERED

Each party shall deliver to the other, at the time of its execution of this Confirmation, evidence of the incumbency and specimen signature of the person(s) executing this Confirmation, unless such evidence has been previously supplied and remains true and in effect.

F. RELATIONSHIP BETWEEN PARTIES

Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(a) Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter in to that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(b) Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is capable of assuming, and assumes the risks of that Transaction.

(c) Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us or by sending to us a letter, telex or facsimile substantially similar to this letter, which letter, telex or facsimile sets forth the material terms of the Transaction to which this Confirmation relates and indicates agreement to those terms. When referring to this Confirmation, please indicate: JPMorgan Deal Number(s): 6900058550529 / 00135044410

JPMorgan Chase Bank, N.A.

/s/ Carmine Pilla

Name:	Carmine Pilla

Title:	Vice President

Accepted and confirmed as of the date
first written:

TRIMAS COMPANY LLC

/s/ Robert J. Zalupski

Name:	Robert J. Zalupski

Title:	VP Finance and Treasurer

Your reference number: